Exhibit 99.1
     Corporate Contact:
     Shaul Menachem
     Chief Executive Officer
     Limco-Piedmont Inc.
     918-445-4300

             LIMCO-PIEDMONT INC. REPORTS RESULTS FOR THE QUARTER AND
                          YEAR ENDED DECEMBER 31, 2007

     2007 Highlights:

     o Record annual revenues of $69.8 million in 2007 compared to $59.0 million in 2006

     o    Net income of $5.2 million in 2007 compared to $4.3 million in 2006

     o Non-GAAP net income of $6.2 million in 2007 compared to $ 4.9 million in 2006

     o    Cash and short-term investments of $33.8 million at December 31, 2007


Tulsa, Oklahoma, March 13, 2008 -- Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the year ended December 31, 2007 reached $69.8 million, an 18.3% increase from $59.0 million reported for the year ended December 31, 2006. Revenues for the fourth quarter were $14.9 million, a 19.9% decrease from the $18.6 million reported in the fourth quarter of 2006. Impacting the Company's results in the fourth quarter of 2007 was the closure of Limco-Airepair's MRO facility for one week due to an ice storm and a reduced level of parts sales.

Revenues from our two principal lines of business for the three month periods and years ended December 31, 2007 and 2006 were as follows:

                                    Three months ended December 31,                       Year ended December 31,
                             ---------------------------------------------    ---------------------------------------------
                                     2007                    2006                     2007                     2006
                             --------------------    ---------------------    --------------------    ---------------------
                                       % of Total               % of Total              % of Total               % of Total
                             Revenues   Revenues     Revenues     Revenues    Revenues    Revenues    Revenues     Revenues
                             --------   --------     --------     --------    --------    --------    --------     --------
                                                                      (in thousands)
Revenues:
MRO services..............    $11,515       77.4%    $11,313         60.7%     $49,392       70.8%     $43,824         74.3%
Parts  services...........      3,361       22.6%      7,237         39.3%      20,384       29.2%      15,197         25.7%
                                -----       ----       -----         ----       ------       ----       ------         ----
  Total revenues..........    $14,876      100.0%    $18,640        100.0%     $69,776      100.0%     $59,021        100.0%
                              =======      =====     =======        =====      =======      =====      =======        =====

Operating income in the year ended December 31, 2007 increased by $577,000 to $7.9 million from $7.4 million in the year ended December 31, 2006. Operating income was negatively impacted in 2007 as a result of increased general and administrative expenses. General and administrative expenses increased to $6.9 million for the year ended December 31, 2007 from $3.9 million for the year ended December 31, 2006, an increase of 76.9%, principally as a result of increased professional fees arising from being a public company, bonus payments paid in connection with our initial public offering, increased stock-based compensation expenses, research-development costs for products which we have not made any sales to date, increased compensation expenses attributable to executives that were hired or promoted to manage our increased level of operations and increased insurance benefit costs.

Operating income for the quarter ended December 31, 2007 declined to $838,000 from $2.1 million for the quarter ended December 31, 2006, a decrease of $1.3 million or 60.1%.

GAAP net income for the year ended December 31, 2007 was $5.2 million, or $0.48 per basic share and $0.47 per diluted share, compared with $4.3 million, or $0.48 per basic and diluted share, in the year ended December 31, 2006.

GAAP net income for the quarter ended December 31, 2007 was $789,000, or $0.06 per basic and diluted share, compared with $1.3 million, or $0.14 per basic and diluted share, in the quarter ended December 31, 2006.

Non-GAAP net income for the year ended December 31, 2007 was $6.2 million, or $0.57 per basic and diluted share, compared with $4.9 million, or $0.54 per basic and diluted share, in the year ended December 31, 2006.

Non-GAAP net income for the quarter ended December 31, 2007 was $1.0 million, or $0.08 per basic and diluted share, compared with $1.5 million, or $0.16 per basic and diluted share, in the quarter ended December 31, 2006.

At December 31, 2007, the Company had $5.0 million of cash and $28.8 million of short term investments consisting of auction rate tax exempt securities. Subsequent to year end, management determined to liquidate the Company's holdings of variable rate debt securities. In January and February 2008 approximately 90% of the auction rate tax-exempt securities portfolio was sold, and the proceeds were reinvested in high-grade corporate debt, governmental debt instruments and money market funds.

Shaul Menachem, Chief Executive Officer, commented: "We believe that 2007 was a pivotal year for Limco-Piedmont Inc. We completed a successful IPO in July of this year, increased our revenues by over 18% and our net income grew by 20%. Moreover, we have taken various steps to establish an infrastructure that will foster our growth in the years ahead. With the proceeds of our initial public offering, we extinguished our debt and made significant capital expenditures at our facilities that will allow us to provide additional MRO services and to deliver our services more efficiently and effectively. We have almost $34 million dollars in cash, cash equivalents and short term investments that will allow us to pursue acquisition opportunities. We also brought on two seasoned executives to run our Limco Airepair and Piedmont Aviation subsidiaries.

We named Bob Koch as President of our Limco Airepair Inc. subsidiary. Bob is a veteran of the aviation heat transfer industry, has over 20 years of experience in management, engineering, business development, quality control, operations, supply chain management, IT and customer support. Bob was employed for almost 20 years by the Lori Heat Transfer operations of Honeywell Aerospace and its predecessor company. We also named Mr. Udi Netivi as President of our Piedmont Aviation subsidiary. Udi has over 30 years experience in the aerospace industry, serving in various managerial roles with Israel Aircraft Industries. Mr. Netivi served as Production Manager, Business Development and Marketing Director, and General Manager of several IAI subsidiaries and most recently as Business Development and Marketing Director of IAI International.

Our fourth quarter results, which were disappointing, reflect the closure of our Limco Airepair facility for a week due to an ice storm that paralyzed the Tulsa area and a decline in our parts sales, which are subject to a great deal of volatility. We expect less volatility in our parts business in 2008 due to our receipt of a long-term contract in late 2007 that is expected to provide between $5 to $8 million in parts revenues this year.

Last week we entered into a memorandum of understanding with Air Wisconsin to provide MRO services on a long-term basis for the landing gear of its fleet of 70 CRJ-200 regional jets. Air Wisconsin is the largest privately held regional jet airline in the U.S., operating its fleet of CRJ-200 regional jets as US Airways Express. We expect to enter a definitive agreement with Air Wisconsin in the next few months. We are very excited to have been chosen to provide landing gear MRO services for Air Wisconsin, a leading regional airline. We won this contract after an in depth award process in which we competed against other leading MRO providers. We believe that this contract reaffirms our position as a leading MRO services provider and is a testament to our capabilities and the hard work of our team that was involved in the bidding process."

Mr. Menachem concluded by saying, "We are excited about our prospects for 2008 and the future and believe we have established a strong foundation for future growth."

Use of Non-GAAP Financial Information

In addition to financial results presented on a GAAP basis, the Company has provided non-GAAP measures of operating income, net income and earnings per share. For purposes of this release, non-GAAP operating expenses, net income and earnings per share exclude share based compensation expense under SFAS 123R, an IPO related bonus, phantom option compensation, amortization of acquired intangible assets, acquisition related inventory adjustments, and income tax benefits. The Company believes that presentation of non- GAAP financial measures may provide investors with additional meaningful and relevant financial information. Management believes the non-GAAP measures help indicate trends in the Company's business, and management uses the non-GAAP measures to plan and forecast future periods. Non-GAAP information should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP. Furthermore, non-GAAP information may not be comparable across companies, as other companies may use different non-GAAP measures. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are provided in the schedules attached to this release.

About Limco-Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont's four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont's MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont's parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont's filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.


                                - Tables Follow -

                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                                                                          December 31,
                                                                               ------------------------------------
                                                                                    2007                2006
                                                                               ----------------    ----------------
                ASSETS
Current Assets:
    Cash and cash equivalents                                                    $   5,039          $     4,309
    Short-term investments                                                          28,806                  ---
    Accounts  receivable  (net of allowance for doubtful  accounts of
       $140 and $245 at December 31, 2007 and 2006, respectively)                    9,328                8,188
    Other accounts receivable and prepaid expenses                                   1,481                  727
    Inventories                                                                     16,391               14,611
                                                                                    ------               ------

       Total current assets                                                         61,045               27,835

Property, plant and equipment, net                                                   5,169                2,920
Intangible assets, net                                                               1,709                2,183
Goodwill                                                                             4,780                4,780
Other long-term assets                                                                 ---                  294
                                                                                       ---                  ---

       Total assets                                                              $  72,703          $    38,012
                                                                                 =========          ===========
                LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Current maturities of long-term debt                                         $     ---          $     4,000
    Accounts payables                                                                5,084                6,525
    Parent company payables                                                          1,762                3,122
    Other accounts payable and accrued expenses                                      1,568                2,838
                                                                                     -----                -----
       Total current liabilities                                                     8,414               16,485

Long-Term Liabilities:
    Long-term debt, related party                                                       --                4,000
    Deferred income taxes                                                              404                  436
                                                                                       ---                  ---

       Total long-term liabilities                                                     404                4,436
                                                                                       ---                -----
       Total liabilities                                                             8,818               20,921
                                                                                     -----               ------

Commitments and contingencies

Shareholders' Equity:
    Common stock, $0.01 par value; 25,000 shares authorized;
      13,205 and 9,000 shares issued and outstanding at
      December 31, 2007 and 2006, respectively                                         132                   90
    Additional paid-in capital                                                      49,004                7,446
    Retained earnings                                                               14,749                9,555
                                                                                    ------                -----
       Total shareholders' equity                                                   63,885               17,091
                                                                                    ------               ------

       Total liabilities and shareholders' equity                                $  72,703          $    38,012
                                                                                 =========          ===========

                      LIMCO-PIEDMONT INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   -------------------------------------------
                      (in thousands, except per share data)

                                                                    Year Ended December 31,
                                            -------------------------------------------------------------------------
                                                  2007                2007              2006               2006
                                            -----------------    ---------------    --------------    ---------------
                                                 (GAAP)            (Non GAAP)          (GAAP)           (Non GAAP)
Revenue
    MRO services                                 $ 49,392             $ 49,392           $ 43,824          $ 43,824
    Parts services                                 20,384               20,384             15,197            15,197
                                                   ------               ------             ------            ------
      Total revenue                                69,776               69,776             59,021            59,021
                                                   ------               ------             ------            ------

Cost and operating expenses
    MRO services                                   35,205               35,205             32,214            32,214
    Parts services                                 16,603               16,603             12,834            12,834
    Selling and marketing                           2,613                2,613              2,276             2,276
    General and administrative                      6,981                5,870              3,896             3,550
    Amortization of intangibles                       474                  ---                478               ---
                                                      ---                  ---                ---               ---
       Operating income                             7,900                9,485              7,423             8,147
                                                    -----                -----              -----             -----

Other income (expense)
    Interest income                                   897                  897                166               166
    Interest expense                                 (732)                (732)              (637)             (637)
                                                     ----                 ----               ----              ----
       Total other income (expense)                   165                  165               (471)             (471)
                                                      ---                  ---               ----              ----

Income before taxes                                 8,065                9,650              6,852              7,677
Provision for income taxes                          2,871                3,442              2,523              2,827
                                                    -----                -----              -----              -----
        Net income                               $  5,194             $  6,208           $  4,329          $   4,850
                                                 ========             ========           ========          =========

Net income per share:
    Basic                                        $   0.48              $  0.57           $   0.48          $    0.54
                                                 ========              =======           ========          =========
    Diluted                                      $   0.47              $  0.57           $   0.48          $    0.54
                                                 ========              =======           ========          =========

Weighted average number of common shares
 outstanding:
    Basic                                          10,934               10,934              9,000              9,000
                                                   ======               ======              =====              =====
    Diluted                                        10,962               10,962              9,000              9,000
                                                   ======               ======              =====              =====

                      LIMCO-PIEDMONT INC. AND SUBSIDIARIES

              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -----------------------------------------------------
                      (in thousands, except per share data)

                                                                 Quarter Ended December 31, 2007
                                              -----------------------------------------------------------------------
                                                    2007               2007              2006              2006
                                              -----------------    --------------    -------------    ---------------
                                                   (GAAP)            (Non GAAP)         (GAAP)          (Non GAAP)
Revenue
    MRO services                                $  11,515            $  11,515         $  11,313        $  11,313
    Parts services                                  3,361                3,361             7,327            7,327
                                                    -----                -----             -----            -----
       Total revenue                               14,876               14,876            18,640           18,640
                                                   ------               ------            ------           ------

Cost and operating expenses
    MRO services                                    8,986                8,986             8,189            8,189
    Parts services                                  2,705                2,705             6,694            6,694
    Selling and marketing                             638                  638               618              618
    General and administrative                      1,590                1,354               901              763
    Amortization of intangibles                       119                   --               135               --
                                                      ---                  ---               ---              ---
       Operating income                               838                1,193             2,103            2,376
                                                      ---                -----             -----            -----

Other income (expense)
    Interest income                                   355                  355               217              217
    Interest expense                                  (15)                 (15)             (276)            (276)
                                                      ---                  ---              ----             ----
       Total other income (expense)                   340                  340               (59)             (59)
                                                      ---                  ---               ---              ---

Income before taxes                                 1,178                1,533             2,044            2,317
Provision for income taxes                            389                  517               742              843
                                                      ---                  ---               ---              ---
Net income                                      $     789            $   1,016         $   1,302        $   1,474
                                                =========            =========         =========        =========

Net income per share:
    Basic                                       $    0.06            $    0.08         $    0.14        $    0.16
                                                =========            =========         =========        =========
    Diluted                                     $    0.06            $    0.08         $    0.14        $    0.16
                                                =========            =========         =========        =========

Weighted average number of common shares
  outstanding:
    Basic                                          13,205               13,205             9,000            9,000
                                                   ======               ======             =====            =====
    Diluted                                        13,280               13,280             9,000            9,000
                                                   ======               ======             =====            =====


                      LIMCO-PIEDMONT INC. AND SUBSIDIARIES

   RECONCILIATION OF REPORTED GAAP RESULTS TO NON-GAAP NET INCOME (Unaudited)
                      (in thousands, except per share data)


                                                   For the Year Ended                    For the Quarter Ended
                                                      December 31,                           December 31,
                                           ------------------------------------    ----------------------------------
                                                2007                 2006               2007               2006
                                           ----------------     ---------------    ---------------    ---------------

GAAP net income                                  $ 5,194              $ 4,330              $ 788            $ 1,304
                                                 -------              -------              -----            -------
Non-GAAP adjustments:
    Share based compensation                         390                   --                220                 --
    IPO related bonus                                396                   --                 16                 --
    Amortization of acquired intangible
       assets                                        474                  477                119                135
    Phantom stock option compensation                325                  348                 --                138
    Related Income tax benefits                     (571)                (304)              (128)              (100)
                                                    ----                 ----               ----               ----
Total non-GAAP adjustments                         1,014                  521                227                173
                                                   -----                  ---                ---                ---
Non-GAAP net income                              $ 6,208              $ 4,851            $ 1,015            $ 1,477
                                                 =======              =======            =======            =======

Net income per common share:
    Basic
    GAAP net income                               $ 0.48               $ 0.48             $ 0.06             $ 0.14
    Non-GAAP adjustments, net
      of tax                                        0.09                 0.06               0.02               0.02
                                                    ----                 ----               ----               ----
                                                  $ 0.57               $ 0.54             $ 0.08             $ 0.16
                                                  ======               ======             ======             ======
Net income per common share:
    Diluted
    GAAP net income                               $ 0.47               $ 0.48             $ 0.06             $ 0.14
    Non-GAAP adjustments, net
      of tax                                        0.10                 0.06               0.02               0.02
                                                    ====                 ====               ====               ====
                                                  $ 0.57               $ 0.54             $ 0.08             $ 0.16
                                                  ======               ======             ======             ======

Weighted average number of common shares
  outstanding:
    Basic                                         10,934                9,000             13,205              9,000
                                                  ======                =====             ======              =====
    Diluted                                       10,962                9,000             13,280              9,000
                                                  ======                =====             ======              =====